Capital-Plus Partners, LLC.

A Financial Services Company

7620 Olentangy River Road

Columbus, Ohio 43235

(614) 848-7620 / 841-3856 Fax

EXHIBIT B

TO FACTORING AGREEMENT

SCHEDULE OF COMMISSION AND OTHER CHARGES

  Scheduled Item

Description

Advance Limit Advance % Factoring Commission

$700,000

     80      % on current, verified receivables.

The factoring Commission on each Account purchased is   0    % of the Purchase Price for such Account.  At Purchaser's election the Commission may be paid from any Advance when made or charged to Seller's account with Purchaser.

Discount for Accounts with Advances

For each Account against which an Advance is made a factoring Discount shall be paid at the rate of     1        % of the Purchase Price for the first   15       days and      1      % for each     15      day period or part thereof elapsed from the date the Advance is made until the Account is paid in full.

Service Charges for Accounts Purchased

For servicing purchased Accounts, Seller shall pay Purchaser a Service Charge equal to    0     % of the Purchase Price for each    30    day period (the "service period") or fraction thereof that the Account remains unpaid.  The Service Charge is payable on the first day of each service period.

Interest on other Obligations	Any amounts, other than Advances, which are not paid when due shall bear interest at the rate of 1.5% per month.

If not otherwise paid pursuant to the provisions of the Factoring Agreement between Purchaser and Seller, all outstanding Commissions, Discounts, Service Charges, Fees and accrued Interest may be deducted from any amounts due Seller from Purchaser.  Seller's acceptance and agreement to this Schedule of Commissions and Other Charges is evidenced by Seller's signature below and the Purchaser's acceptance is evidenced by the signature of its authorized representative.  Seller agrees that an Account will be considered to be paid in full only when good funds equaling the Gross Invoice Amount are received by Capital-Plus Partners, LLC. at the bank lock box assigned to Seller.

Assigned Lockbox is:

P.O. Box 714807

Columbus, OH  43271-4807

The above schedule of Commissions and charges is for purchased accounts.

ACCEPTED AND AGREED TO:

ACCEPTED BY:

LBO Capital Corp.

("SELLER")

Capital-Plus Partners, LLC.   ("PURCHASER")

Print Name:    Mario DiNello

Print Name:

Robert D. Setzer

By:

/s/ Mario DiNello

By:

( Signature )

( Signature )

Its:

COO

Its:

President

ExhibitB Revised 5/17/95

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